SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 27, 2010

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2010, the Compensation Committee of the Board of Directors of Discovery Laboratories, Inc. (the “Company”) approved the grant of awards to certain of the Company’s executives, to be made under the Company’s 2007 Long-Term Incentive Plan (the “2007 Plan”) in such form and on such terms and conditions and with such effective dates, as shall be determined by the Interim Chief Executive Officer in his discretion.  The Interim Chief Executive Officer approved the grants of restricted stock awards (RSAs) to the Named Executive Officers set forth below effective on September 27, 2010 (the date of grant).  The RSAs will vest on the earliest to occur of the following events: (i) the second anniversary of the date of grant; (ii) the date of issuance by the U. S. Food and Drug Administration of a marketing approval with respect to the Company’s New Drug Application (NDA) for Surfaxin® for the prevention of respiratory distress syndrome (RDS) in premature infants; or (iii) the effective date of a strategic alliance, collaboration agreement or other similar arrangement between the Company and one or more third parties providing for the support for the development and/or commercialization of one or more of the Company’s lead research and development programs – Surfaxin, Surfaxin LS™ or Aerosurf® (whether a transaction meets this requirement shall be determined by the Board of Directors of the Company in its sole discretion).  The RSAs granted to an officer will only vest if that officer is actively  providing services to the Company on the day of vesting.  The 2007 Plan was approved by the stockholders on June 21, 2007.  The form of RSA agreement is attached hereto as Exhibit 10.1.

Name and Position	Restricted Stock Awards
John Cooper	300,000 shares
David Lopez	225,000 shares
Tom Miller	225,000 shares

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits

	10.1	Form of Restricted Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ W. Thomas Amick
Name:	W. Thomas Amick
Title:	Chairman of the Board and interim
Chief Executive Officer

Date:  October 1, 2010